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                                                                    EXHIBIT 23.2

     When the filing of the Amended and Restated Certificate of Incorporation and stock split referred to in Note 11 of the Notes to the consolidated financial statements have been consummated, we will be in a position to render the following report and consent, assuming that no other events will have occurred which would affect the consolidated financial statements and consolidated financial statement schedule being reported on.

                                          KPMG PEAT MARWICK LLP

INDEPENDENT AUDITORS' REPORT ON THE CONSOLIDATED FINANCIAL STATEMENT SCHEDULE AND CONSENT

The Board of Directors
Dey, Inc.:

The audits referred to in our report dated January 16, 1998, except as to Note
11, which is as of       ,1998, included the related consolidated financial
statement schedule for each of the years in the three-year period ended December 31, 1997, included in the registration statement. This consolidated financial statement schedule is the responsibility of the Company's management. Our responsibility is to express an opinion on this consolidated financial statement schedule based on our audits. In our opinion, such consolidated financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

We consent to the use of our reports included herein and to the reference to our firm under the heading 'Experts' in the prospectus.

San Francisco, California